Exhibit 99.2

FORM OF SUBSCRIPTION AGREEMENT

DREAMS, INC.

SUBSCRIPTION AGREEMENT FOR SHARES OFFERED TO MEMBERS OF THE PUBLIC

EXPIRATION DATE: [                    ], 2005

You may subscribe for shares of Dreams, Inc. (the “Company”) common stock through the offering that begins on [                    ], 2005 and ends on [                    ], 2005 (the “Expiration Date”). This offering will only be available if any shares remain unsold after our Rights Offering that we commenced on [                    ], 2005 and ends on [                    ], 2005. To participate in the offering, you must complete this Subscription Agreement and include full payment for the shares you want to purchase. Orders received in the offering are subject to our acceptance and fulfillment on a “first come, first served” basis, subject to the number of shares remaining after the Rights Offering. Also, orders in the offering are subject to rejection in whole or in part solely at our discretion.

To order shares in the offering, we must receive a properly completed and executed copy of this Subscription Agreement by the Expiration Date, together with a personal check, cashier’s check or money order payable to “DREAMS, INC.” for an amount equal to the number of shares subscribed for multiplied by the price per share you must pay. The subscription price is $0.03 per share, which was the subscription price for shares in the Rights Offering. The deadline for submitting the Subscription Agreement and related payment in the offering is the Expiration Date.

FOR A MORE COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THIS OFFERING, PLEASE REFER TO THE PROSPECTUS DATED                     , 2005 (THE “PROSPECTUS”), WHICH IS INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PROSPECTUS ARE AVAILABLE UPON REQUEST FROM DREAMS, INC. BY CALLING DAVID M. GREENE, SENIOR VICE PRESIDENT, AT 954-377-0002.

EXERCISE AND SUBSCRIPTION: The undersigned hereby irrevocably subscribes for the number of shares of common stock indicated below, on the terms and subject to the conditions specified in the Prospectus, receipt of which is hereby acknowledged.

1.	Number of shares you are subscribing for:

2.	Total subscription price: (Number of shares in line 1 x $0.03)

METHOD OF PAYMENT: Payment by members of the general public for the shares subscribed for above must be in the form of cashier’s check, certified check, money order, or personal check payable to “DREAMS, INC.”

If the aggregate payment amount enclosed is insufficient to purchase the total number of shares listed in line 1, or if payment is enclosed but the number of shares being subscribed for is not specified, the holder of this Subscription Agreement shall be deemed to have subscribed for the maximum amount of shares that could be subscribed for upon payment of such amount. Any remaining funds shall be mailed to the subscriber without interest as soon as practicable.

Please indicate the form of ownership desired for the Shares:

☐	Individual	☐	Corporation	☐	Joint Tenants with Right of Survivorship

☐	Partnership	☐	Tenants in Common	☐	Custodian

☐	Trust	☐	Other (please describe below)

PLEASE PRINT OR TYPE BELOW THE EXACT TITLING IN WHICH THE UNDERSIGNED DESIRES THE COMMON SHARES TO BE REGISTERED:

___________________________________________________

Date	Signature

Joint Owner, if applicable	Area Code and Telephone Number

Social Security or Federal Taxpayer Identification Number	Street Address

City State Zip

TO BE COMPLETED BY DREAMS, INC.

Accepted as of                     , 2005, as to                      Shares.

Ross Tannenbaum
President and Chief Executive Officer